EXHIBIT 99.1

APPROVED BY:	Jeffrey I. Badgley
Co-Chief Executive Officer
FOR IMMEDIATE RELEASE

CONTACT:	Miller Industries, Inc.
J. Vincent Mish, Chief Financial Officer
(423) 238-4171
Frank Madonia, General Counsel
(423) 238-4171
FD
Investor Contact: Eric Boyriven
(212) 850-5600

MILLER INDUSTRIES REPORTS 2008 SECOND QUARTER RESULTS

CHATTANOOGA, Tennessee, August 6, 2008 – Miller Industries, Inc. (NYSE: MLR) (the “Company”) today announced financial results for the second quarter ended June 30, 2008.
For the second quarter of 2008, net sales were $74.7 million, compared with $108.8 million in the second quarter of 2007.  Net income in the second quarter of 2008 was $1.0 million, or $0.09 per diluted share, compared to net income of $4.9 million, or $0.42 per diluted share, in the prior year.
Gross profit for the second quarter of 2008 was $8.3 million, or 11.1% of net sales, compared with $15.7 million, or 14.5% of net sales, in the second quarter of 2007.
For the second quarter of 2008, selling, general and administrative expenses were $6.3 million versus $7.0 million in the prior year period.  The Company reported operating income (earnings before interest and taxes) of $2.0 million for the second quarter of 2008, compared with $8.7 million for the second quarter of 2007.
Interest expense in the second quarter of 2008 decreased to $338,000 from $882,000 in the second quarter of 2007 primarily due to lower debt levels, as well as lower interest rates.  Total senior and junior debt at June 30, 2008 was approximately $2.8 million, down from $3.5 million at December 31, 2007, and $4.2 million at June 30, 2007.

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MILLER INDUSTRIES REPORTS 2008 SECOND QUARTER RESULTS	PAGE 2

For the six-month period ended June 30, 2008, net sales were $142.3 million compared to $222.8 million in the prior year period.  The Company reported net income of $2.0 million, or $0.17 per diluted share for the first half of 2008, compared to net income for the first half of 2007 of $10.3 million, or $0.88 per diluted share.
Jeffrey I. Badgley, President and Co-CEO of the Company stated, “Our 2008 second quarter results reflect the continuing effects of a softer economic environment. Our performance also reflects the absence of some significant government-related contracts that we completed in the first half of last year.  While we are pleased to have kept our operating costs generally in line with production levels, rising raw material prices for steel, aluminum and petroleum-related products have continued to put pressure on our cost base. In order to offset these increases, we took pricing actions in the second quarter which should help mitigate raw material price increases for the remainder of the year.”
Mr. Badgley concluded, “Demand from our customers continues to be impacted by high fuel costs and economic uncertainties and we expect market conditions in the U.S. to remain very soft for the second half of 2008.  During the quarter, we secured export and government orders at levels which we expect will allow us to maintain current production levels for the remainder of the year.  We have done a good job of cost management to date and will continue to focus on this throughout the remainder of the year. Through the steps that we have taken to improve our financial strength, enhance our operating efficiency and invest in innovation, we believe that we are well positioned for the eventual turnaround in our markets.”

In conjunction with this release, the Company will host a conference call, which will be simultaneously broadcast live over the Internet.  Management will host the call, which is scheduled for tomorrow, August 7, 2008, at 10:00 AM ET.  Listeners can access the conference call live and archived over the Internet through a link at:

http://www.videonewswire.com/event.asp?id=50524

Please allow 15 minutes prior to the call to visit the site, download, and install any necessary audio software.  A replay of this call will be available approximately one hour after the live call ends through August 14, 2008.  The replay number is (877) 344-7529, Passcode 421744.

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MILLER INDUSTRIES REPORTS 2008 SECOND QUARTER RESULTS	PAGE 3

Miller Industries is the world’s largest manufacturer of towing and recovery equipment, and markets its towing and recovery equipment under a number of well-recognized brands, including Century, Vulcan, Chevron, Holmes, Challenger, Champion, Jige, Boniface and Eagle.

Certain matters set forth in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Statements regarding future events and developments and the Company’s future performance, as well as management’s expectations, beliefs, plans, guidance, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws.  The words “looking forward,” “believe,” “expect,” “likely,” “should” and similar expressions identify forward-looking statements.  Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement.  These risks and uncertainties include risks related to increases in fuel and other transportation costs, the cyclical nature of our industry, general economic conditions and the economic health of our customers; our dependence on outside suppliers of raw materials, increases in the cost of aluminum, steel, petroleum-related products and other raw materials; and those risks discussed in the Company’s filings with the Securities and Exchange Commission, including those risks discussed under the caption “Risk Factors” in the Company’s Form 10-K for fiscal 2007, which discussion is incorporated herein by this reference.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only for the date the statements were made.  Except as required by law, the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of future events, new information or otherwise.

Miller Industries, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands except per share data)

	Three Months Ended			Six Months Ended
	June 30			June 30
			%			%
	2008	2007	Change	2008	2007	Change
NET SALES	$74,715	$108,825	-31.3%	$142,336	$222,828	-36.1%

COSTS AND EXPENSES:

COST OF OPERATIONS	66,390	93,096	-28.7%	125,747	190,848	-34.1%

SELLING, GENERAL AND	6,297	7,028	-10.4%	12,630	14,190	-11.0%
ADMINISTRATIVE EXPENSES

INTEREST EXPENSE, NET	338	882	-61.7%	792	1,594	-50.3%

TOTAL COSTS AND EXPENSES	73,025	101,006	-27.7%	139,169	206,632	-32.6%

INCOME BEFORE INCOME TAXES	1,690	7,819	-78.4%	3,167	16,196	-80.4%

INCOME TAX PROVISION	644	2,946	-78.1%	1,194	5,928	-79.9%

NET INCOME	$1,046	$4,873	-78.5%	$1,973	$10,268	-80.8%

BASIC INCOME PER COMMON SHARE	$0.09	$0.42	-78.6%	$0.17	$0.89	-80.9%

DILUTED INCOME PER COMMON SHARE	$0.09	$0.42	-78.6%	$0.17	$0.88	-80.7%

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	11,594	11,542	0.5%	11,594	11,531	0.5%
DILUTED	11,623	11,664	-0.4%	11,627	11,658	-0.3%